Exhibit 10.0	Gerald Ng Offer Letter

Gerald Ng

June 1, 2023

Re: Offer of Employment

Dear Gerry,

Data I/O Corporation is pleased to make the following offer of employment to you, contingent on a satisfactory background check. We are offering you the position of Corporate Vice President, Finance, with a start date of July 1, 2023. Effective August 16, 2023 your title will become Corporate Vice President and Chief Financial Officer (CFO). This position reports directly to Anthony Ambrose, President & CEO.

Cash Compensation

The total cash compensation for this position is comprised of two major elements, an annual base salary of $275,000, and participation in our Management Incentive Compensation Program (MICP) at a rate of $130,000 at target. MICP is calculated at the end of the fiscal year.

Equity Compensation

Effective on the first day of the month following your first day of employment, inducement equity awards will be made to you pursuant to the terms of Data I/O’s 2023 Omnibus Incentive Compensation Plan. An award of 75,000 shares of Restricted Stock Units vesting annually over four years and 5,000 shares of Performance Stock Units with the performance measure based upon Data I/O’s revenue growth during the period of 2023 through 2025, will be granted to you.

Severance

Excluding any termination related to a change-in-control, if you are terminated without cause, you will receive a severance equal to six months of base salary paid out under our normal payroll practice.

Benefits

You will be eligible for all company benefit programs. Your life insurance benefits are effective on your first day of employment. Your medical, dental, and vision benefits are effective on the first day of the month following your date of employment. You will have 30 days after you begin work to choose the type of coverage you would like. You are able to begin contributing to the 401k plan upon hire and will be immediately eligible for the company match totaling 4% (100% of 1st 2% contributed and 50% of the next 4% contributed). You may participate in the ESPP (employee stock purchase plan).

This position is a public company Executive Officer role and is subject to the Securities Exchange Commission’s Section 16 rules. You will be covered by our Directors and Officers insurance coverage and our Indemnification Agreement. In addition, the Amended and Restated Executive Agreement (Executive Agreement), covering change-in-control provisions including base salary, average MICP earned severance provisions and $20,000 of outplacement services will be offered subject to entering into our standard executive Confidentiality and Non-Competition Agreement. Change-in-Control provisions for acceleration of equity vesting are covered in the equity plans. A copy of these agreements is also attached for your review.

Your employment will be governed by Washington law and is conditional upon execution of the above-mentioned agreements and completion of an I-9 form as well as satisfactory completion of background and reference checks. The travel demands of this position require you have a current U.S. Passport or other acceptable form of travel documentation. Your signature below indicates acceptance of this offer and that you represent that you are under no restrictions, contractual or otherwise, which would prevent you from accepting employment with Data I/O.

While this offer does not express or imply an employment contract between you and Data I/O for any specific period of time, we believe that the relationship will be productive and mutually beneficial. The terms and conditions outlined above are all of the terms and conditions of this offer and this offer will expire on June 5, 2023 at 12PM Pacific Time.

Please return one copy of this letter as soon as possible.

Gerry, we are excited to work with you and welcome you to Data I/O. We believe you can make a significant impact and look forward to you joining us.

Sincerely,

/s/Anthony Ambrose

Anthony Ambrose

President & CEO

Attachments:

1. Confidentiality and Non-Compete Agreement

2. Amended and Restated Executive Agreement

3. 2023 Omnibus Incentive Compensation Plan

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I am accepting this position based solely on the terms and conditions of employment described in this letter.

Accepted:

/s/ Gerald Y. Ng                                                                                       June 2, 2023

Gerald Ng                                                                                                 Date Signed